Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-145063 on Form S-3 and in Registration Statement Nos. 33-53235, 33-58909, 33-64077, 333-13605, 333-118207, 333-124537, 333-140559, 333-140561, and 333-140562 on Form S-8 of our reports dated February 19, 2009, relating to the financial statements and financial statement schedule of PPG Industries, Inc. (which report expresses and unqualified opinion and includes an explanatory paragraph relating to PPG Industries, Inc.’s adoption as of January 1, 2007 of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109”) and the effectiveness of PPG Industries Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PPG Industries, Inc. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

February 19, 2009